Exhibit 99.1
FOR IMMEDIATE RELEASE

AMY CHANG AND CALVIN MCDONALD ELECTED TO THE WALT DISNEY COMPANY BOARD OF DIRECTORS

BURBANK, Calif., May 27, 2021 — The Walt Disney Company (NYSE: DIS) Board of Directors announced the election of two new directors: Amy Chang, veteran technology executive, and Calvin McDonald, Chief Executive Officer of global athletic apparel company lululemon athletica inc. (NASDAQ: LULU). The elections of Ms. Chang and Mr. McDonald are effective immediately.

“Amy Chang and Calvin McDonald are highly-respected leaders with a deep understanding of the nexus between technology and the consumer experience, and we are excited to have them join the Disney board,” said Robert A. Iger, Executive Chairman and Chairman of the Board, The Walt Disney Company. “Ms. Chang brings vast expertise in the tech industry, where her developments in machine learning and artificial intelligence have enabled companies to improve collaboration and gain deeper consumer insights. And Mr. McDonald has a wealth of experience in scaling brand-name retailers like lululemon through innovation, finding new ways to connect with consumers across digital channels, in stores and at home.”

“It is such an honor to become part of the Disney journey,” Ms. Chang said. “With all the momentum and innovation within the company across every part of the consumer experience, I can’t wait to watch this next generation of stories and experiences come to life.”

“I am excited to join the Board of Directors of Disney, an amazing organization that continually sets the standard worldwide for innovation, creativity, and bringing people together,” Mr. McDonald said. “I look forward to supporting CEO Bob Chapek and the management team with insights and learnings gained from our experience at lululemon in creating enduring relationships with our guests.”

Ms. Chang serves on the Board of Directors of Procter & Gamble and Marqeta, and as an advisor to more than a dozen companies including Cisco, HubSpot and various private companies. From 2018-2020, Ms. Chang served as Executive Vice President and General Manager of Cisco’s Collaboration business, leading its videoconferencing, cloud calling, contact center, video device and phones businesses. She joined Cisco through the acquisition of the company she founded, Accompany, an artificial intelligence/machine learning-based relationship intelligence platform serving Fortune 500 companies. Prior to Accompany, where she served as Chief Executive Officer, Ms. Chang was Global Head of Product, Google Ads Measurement, where she led the teams for Google Analytics, Website Optimizer, Trends and multichannel attribution. She has held additional positions with eBay, McKinsey, Intel, AMD and Motorola, and previously served on the boards of Cisco, Splunk and Informatica.

Mr. McDonald joined lululemon in August 2018 as Chief Executive Officer and is a member of its Board of Directors. Under his leadership, lululemon, with more than 500 company-operated stores in 17 countries, has delivered significant growth, accelerated its sustainability initiatives, and considerably expanded its international business. Previously, Mr. McDonald served as president and CEO of Sephora Americas, a division of the LVMH group of luxury brands, from 2013 to 2018. Mr. McDonald was President and CEO of Sears Canada from 2011-2013, and spent 17 years at Loblaw Companies Limited, the largest retailer in Canada, where he was born and raised. From 2016-2020, he served on the Board of Directors of Cole Haan.

About The Walt Disney Company

The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise that includes Disney Parks, Experiences and Products; Disney Media & Entertainment Distribution; and three content groups — Studios, General Entertainment and Sports — focused on developing and producing content for DTC, theatrical and linear platforms. Disney is a Dow 30 company and had annual revenues of $65.4 billion in its Fiscal Year 2020.

Contacts

Zenia Mucha
zenia.mucha@disney.com
818-560-5300

David Jefferson
david.j.jefferson@disney.com
818-560-4832